Exhibit 99.1

REGIONAL HEALTH PROPERTIES AND

SUNLINK HEALTH SYSTEMS

TO MERGE IN AN ALL-STOCK TRANSACTION

Enhances Opportunity to Increase Shareholder Value

Significantly Strengthens Balance Sheet

Expands Regional Board with the Addition of Two Highly Qualified Industry Veterans

Atlanta, GA (January 6, 2025) - Regional Health Properties, Inc. (“Regional”) (NYSE American: RHE) (NYSE American: RHE-PA) and SunLink Health Systems, Inc. (“SunLink”) (NYSE American: SSY) jointly announced today that they have entered into a definitive agreement and plan of merger (the “merger agreement”), pursuant to which SunLink will merge with and into Regional (the “merger”) in exchange for the issuance of an aggregate of 1,410,000 shares of Regional common stock and 1,410,000 shares of Regional’s newly-authorized Series D 8% Cumulative Convertible Redeemable Preferred Stock with a liquidation preference of $10 per share. The merger has been approved unanimously by each company’s board of directors and completion of the transaction is subject to the receipt of the approvals of the shareholders of both Regional and SunLink, regulatory approvals and satisfaction of customary closing conditions.

Brent S. Morrison, Regional’s Chairman and Chief Executive Officer, stated: “This merger will create a combined company with a stronger balance sheet and greater scale. In addition, by combining SunLink’s complementary assets with Regional’s platform of healthcare facilities, the combined company will be well-positioned for future growth.”

Robert M. Thornton, Jr., SunLink’s Chairman and Chief Executive Officer, stated: “SunLink has been seeking a merger partner that would benefit from our complementary pharmacy business, cash and balance sheet that has no debt. We believe the combination of SunLink with Regional, whose assets consist of established skilled nursing and senior living facilities offers, the opportunity for increased value to both the SunLink and Regional shareholders.”

Highlights

●	Regional has agreed to provide for each five (5) SunLink common shares (i) one share of Regional common stock and (ii) subject to adjustment pursuant to the terms and conditions of the merger agreement, one share of Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares (“Regional Series D Preferred Stock”); other than SunLink dissenting shares and shares to be cancelled in accordance with the terms and conditions of the merger agreement. As a result of the transaction, SunLink shareholders will own approximately 43.0% of the combined company.

●	As of December 31, 2024, SunLink had approximately $17.6 million in total assets and no long-term debt.

●	Regional expects pre-tax cost synergies of approximately $1.0 million by the end of its fiscal 2026 and believes that additional operating synergies may be achievable upon completion of the merger and integration of the companies.

●	The board of the combined company will add two experienced industry veterans: C. Christian Winkle and Scott Kellman.

●	The transaction is expected to be completed in the spring of 2025, subject to the satisfaction of customary closing conditions.

●	The transaction has been unanimously approved by the boards of directors of both Regional and SunLink.

Summary of the Transaction

Consideration

Subject to the terms and conditions of the merger agreement, for each five shares of SunLink common stock (other than dissenting shares and shares to be cancelled in accordance with the terms and conditions of the merger agreement), Regional will issue (i) one share of Regional common stock and (ii) subject to adjustment pursuant to the terms and conditions of the merger agreement, one share of Regional Series D Preferred Stock. Based on the current number of shares of Regional common stock and SunLink common stock outstanding, Regional expects to issue approximately 1,410,000 shares of common stock as well as approximately 1,410,000 shares of Series D Preferred Stock to SunLink’s shareholders in the transaction. Each three shares of Regional Series D Preferred Stock are convertible into one shares of Regional common stock at the holder’s option and mandatorily by Regional if certain future conditions are met. As a result of the transaction, SunLink shareholders will own approximately 43.0% of the combined company. No fractional shares will be issued in the transaction. In addition, upon shareholder approval of the merger, SunLink may pay, subject to available cash and expected cash requirements for closing, a one-time, special dividend to its shareholders.

The Regional Series D Preferred Stock will be a new series of Regional preferred stock that will rank junior to the 12.5% Series B Cumulative Redeemable Preferred Shares of Regional. The Regional Series D Preferred Stock will have an initial liquidation preference of $10.00 per share and an initial dividend rate of 8% per annum, each subject to adjustment as set forth in the articles of amendment establishing the series. Beginning on July 1, 2027, holders of issued and outstanding Series D Preferred Stock shall be entitled to receive, when, as and if approved by the Regional board of directors out of funds of Regional legally available for the payment of distributions and declared by Regional, cumulative preferential dividends, subject to the terms and conditions of the articles of amendment establishing the series. Each three shares of Regional Series D Preferred Stock are convertible into one share of Regional common stock at the holders’ option and mandatorily if Regional meets certain future conditions.

Leadership, Corporate Governance and Headquarters

The combined company will be led by a proven management team that reflects the strengths and capabilities of both organizations. Upon closing of the transaction, Brent S. Morrison, CFA, President and Chief Executive Officer of Regional, will serve as President and Chief Executive Officer of the combined company and Robert M. Thornton, Jr., President and Chief Executive Officer of SunLink, will serve as Executive Vice President – Corporate Strategy of the combined company. Mark Stockslager, Chief Financial Officer of SunLink, will serve as Chief Financial Officer of the combined company.

Following closing of the transaction, the newly formed board of directors of the combined company will be chaired by Mr. Morrison and consist of at least six directors, including two existing Regional directors and two existing SunLink directors. In addition, C. Christian Winkle and Scott Kellman will join the board of the combined company once the merger is completed.

C. Christian Winkle was most recently the Chief Executive Officer of Sunrise Senior Living (“Sunrise”). Prior to Sunrise, Mr. Winkle was Chief Executive Officer of MedQuest and SavaSeniorCare/Mariner Health. Mr. Winkle currently serves as a board member of Beazer Homes (NYSE: BZH), a publicly traded homebuilder, Direct Supply, a private/employee owned supply chain/applied technology company, and RD Merrill, the owner of Merrill Gardens, the operator of 70 senior housing communities.

Scott Kellman formerly served as Chairman and Chief Executive Officer of American Eagle Lifecare Corporation, a not-for-profit provider of senior living services. Previously, he was the Chief Executive Officer of Care Investment Trust (NYSE: CRE) and a Managing Director and Head of Real Estate with CIT Healthcare. Mr. Kellman served as Senior Vice President at Healthcare Property Investors, Inc. (“HCP”) (NYSE: HCP) where he was responsible for directing HCP’s business development activities. He also served as Senior Vice President, Treasurer of Tenet Healthcare Corporation (“Tenet”) (NYSE: THC) where he managed Tenet’s real estate and oversaw its corporate finance and cash management functions. Mr. Kellman was Chief Operating Officer of Omega Healthcare Investors, Inc. (NYSE: OHI) where he acquired and provided debt financing for healthcare real estate properties.

The combined company will be headquartered in Atlanta, Georgia.

Approvals and Closing

The merger is expected to close in the spring of 2025, following receipt of the approvals of the shareholders of both Regional and SunLink, regulatory approvals and satisfaction of customary closing conditions. The transaction is not expected to trigger any change of control provision under Regional’s outstanding mortgages.

Advisors

Harpeth Capital, LLC is acting as financial advisor and Troutman Pepper Locke LLP is acting as legal advisor to Regional. Smith, Gambrell & Russell, LLP is acting as legal advisor to SunLink.

About Regional Health Properties

Regional Health Properties, Inc., headquartered in Atlanta, Georgia, is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care. For more information, visit https://www.regionalhealthproperties.com.

About SunLink

SunLink, headquartered in Atlanta, Georgia, is the parent company of subsidiaries that own and operate Carmichael’s Cashway Pharmacy. For more information, visit https://www.sunlinkhealth.com.

NO OFFER OR SOLICITATION

Communications in this press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

ADDITIONAL INFORMATION

The proposed merger will be submitted to both the Regional and SunLink shareholders for their consideration. In connection with the proposed merger, Regional will file a Registration Statement on Form S-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (“SEC”) that will include a joint proxy statement/prospectus for Regional and SunLink and other relevant documents concerning the proposed merger.

INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE CORRESPONDING JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, TOGETHER WITH ALL AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION.

You will be able to obtain a copy of the joint proxy statement/prospectus once filed, as well as other filings containing information about Regional and SunLink, without charge, at the SEC’s website (http://www.sec.gov) or by accessing Regional’s website (http://www.regionalhealthproperties.com) under the tab “Investor Relations” or by accessing SunLink’s website (http://www.sunlinkhealth.com) under the tab “Investors.” Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Investor Relations, Regional Health Properties, Inc., 1050 Crowne Point Parkway, Suite 720, Atlanta, Georgia, 30338, telephone 678-869-5116 or to Investor Relations, SunLink Health Systems, Inc., 900 Circle 75 Parkway, Suite 690, Atlanta, Georgia, 30339, telephone 770-933-7004.

Regional and SunLink and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Regional and SunLink in connection with the proposed merger. Information about the directors and executive officers of Regional is set forth in the proxy statement for Regional’s 2024 annual meeting of shareholders, as filed with the SEC on Schedule 14A on December 13, 2024, which information may be updated by Regional from time to time in subsequent filings with the SEC. Information about the directors and executive officers of SunLink is set forth in the proxy statement for SunLink’s 2024 annual meeting of shareholders, as filed with the SEC on Schedule 14A on June 6, 2024, which information may be updated by SunLink from time to time in subsequent filings with the SEC. Additional information about the interests of those participants and other persons who may be deemed participants in the transaction may also be obtained by reading the joint proxy statement/prospectus relating to the proposed merger when it becomes available. Free copies of this document may be obtained as described above.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger between Regional and SunLink, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the merger, as well as other statements of expectations regarding the merger, and other statements of Regional’s goals, intentions and expectations; statements regarding Regional’s business plan and growth strategies; estimates of Regional’s risks and future costs and benefits, whether with respect to the merger or otherwise; and the payment of a cash dividend by SunLink.

These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things:

●	the risk that the businesses of Regional and SunLink will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

●	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

●	revenues following the merger may be lower than expected;

●	customer, vendor and employee relationships and business operations may be disrupted by the merger;

●	the ability to obtain required regulatory approvals or the approvals of Regional’s or SunLink’s shareholders, and the ability to complete the merger on the expected timeframe;

●	the costs and effects of litigation and the possible unexpected or adverse outcomes of such litigation;

●	the ability or Regional and SunLink to meet the continued listing requirements of the NYSE American LLC and to maintain the listing of securities thereon;

●	possible changes in economic and business conditions;

●	the impacts of epidemics, pandemics or other infectious disease outbreaks;

●	the existence or exacerbation of general geopolitical instability and uncertainty;

●	possible changes in monetary and fiscal policies, and laws and regulations;

●	competitive factors in the healthcare industry;

●	Regional’s dependence on the operating success of its operators;

●	the amount of, and Regional’s ability to service, its indebtedness;

●	covenants in Regional’s debt agreements that may restrict its ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms;

●	the effect of increasing healthcare regulation and enforcement on Regional’s operators and the dependence of Regional’s operators on reimbursement from governmental and other third-party payors;

●	the relatively illiquid nature of real estate investments;

●	the impact of litigation and rising insurance costs on the business of Regional’s operators;

●	the effect of Regional’s operators declaring bankruptcy, becoming insolvent or failing to pay rent as due;

●	the ability of any of Regional’s operators in bankruptcy to reject unexpired lease obligations and to impede its ability to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations;

●	Regional’s ability to find replacement operators and the impact of unforeseen costs in acquiring new properties; and

●	other risks and factors identified in (i) Regional’s cautionary language included under the headings “Statement Regarding Forward-Looking Statements” and “Risk Factors” in Regional’s Annual Report on Form 10-K for the year ended December 31, 2023, and other documents subsequently filed by Regional with the SEC and (ii) SunLink’s cautionary language included under the headings “Forward-Looking Statements” and “Risk Factors” in SunLink’s Annual Report on Form 10-K for the year ended June 30, 2024, and other documents subsequently filed by SunLink with the SEC.

Neither Regional nor SunLink undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this press release. In addition, Regional’s and SunLink’s past results of operations do not necessarily indicate either of their anticipated future results, whether the merger is effectuated or not.

Regional Contact

Brent Morrison, CFA

Chief Executive Officer & President

Regional Health Properties, Inc.

Tel (404) 823-2359

Brent.morrison@regionalhealthproperties.com

SunLink Contact

Robert M. Thornton, Jr.

Chief Executive Officer

SunLink Health Systems, Inc.

Tel (770) 933-7004